Exhibit 10.19

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), effective as of this 1st day of December 2020 (the “Effective Date”) is by and between Jay Kranzler, M.D., Ph.D., having an address set forth below (hereinafter referred to as “Consultant”) and Baergic Bio, Inc., a Delaware corporation, having offices at 2 Gansevoort, 9th Floor, New York, NY 10014 (“Baergic”).

W I T N E S S E T H:

WHEREAS, Baergic desires to engage Consultant to provide certain advisory services on an independent contractor basis as described below, and Consultant wishes to provide such services to Baergic; and

WHEREAS, Baergic and Consultant desire to establish and document the terms and conditions of such consulting relationship between them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Term of Agreement. This Agreement shall take effect on the Effective Date and remain in effect until the earlier of: (i) consummation of a Qualified Financing (as defined in the Baergic Bio, Inc. Non-Employee Directors Compensation Plan, as the same may be amended or modified from time-to-time); and (ii) termination hereof by either party in accordance with Section 9 below.

Section 2. Services. Baergic appoints Consultant and Consultant hereby accepts appointment as an independent contractor to perform consulting and advisory services as may be requested by Baergic and agreed to by Consultant (the “Services”). While Consultant agrees to provide that substantial attention which Consultant believes is reasonably necessary to successfully perform the Services contemplated hereunder, the parties agree that during the term of this Agreement and anytime thereafter, Consultant is free to provide any services to third-parties, including services that are similar or identical to the services to be rendered hereunder, provided, however that the provision of such other services at any time does not interfere with the performance of services hereunder, is not harmful to the Client, its business, and/or its proposed business, and/or does not bring the Consultant and the Client into a conflict of interest, and provided further that, the provision of any of the foregoing other services does not violate the terms of this Agreement (including, without limitation, the confidentiality obligations contained herein).

Section 3. Compensation. On the first day of each calendar quarter (i.e., January 1, April 1, July 1, October 1) during the term of this Agreement, Baergic will pay to Consultant $12,500 (the “Quarterly Fee”), payable in advance with respect to the applicable calendar quarter; provided, however, that, within 10 days after the Effective Date, Baergic will pay to Consultant a one-time payment equal to $50,000 in consideration of Services previously performed during, and with respect to the remainder of, calendar year 2020.

Section 4. Duties of Consultant. While engaged by Baergic, the Consultant agrees to abide by the following requirements in connection with the Services:

(a)         Consultant shall faithfully, diligently, competently, and to the best of his ability perform the Services, provided that Consultant will at all times retain sole and absolute discretion and judgment in the manner and means of carrying out the Services. Consultant may generally perform the Services pursuant to any schedule, provided that the Services are completed within any reasonable time periods specified by Baergic, and Consultant will have no obligation to follow any particular sequence in performing the Services.

(b)         Consultant will be responsible for his expenses incurred in connection with the performance of the services described herein, including, without limitation, the costs and expenses of any insurance, office space, and supplies, as well as any applicable taxes, withholdings, contributions, fees or charges levied or required by any governmental entity as a result of Consultant’s performance of the Services, provided, however, that if Consultant is required to travel in order to perform the Services, Baergic will reimburse Consultant for such reasonable travel expenses incurred by Consultant provided that such expenses are approved in advance by the Chief Executive Officer of Baergic or his designee, and provided further that Consultant presents a detailed and itemized account of such expenses along with proper documentation as Baergic may request.

Section 5. Confidential Information and Inventions.

(a)         Consultant recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by Baergic, its affiliates or third parties with whom Baergic or any such affiliates has an obligation of confidentiality. Accordingly, during and after the term of this agreement, Consultant agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential Information (as defined below) owned by, or received by or on behalf of, Baergic or any of its affiliates. “Confidential Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Baergic or of any affiliate or client of Baergic. Consultant expressly acknowledges the proprietary status of the Confidential Information and that the Confidential Information constitutes a trade secret and/or protectable business interest of Baergic. Consultant agrees: (i) not to use any such Confidential Information for himself or others; (ii) not to take any Confidential Information or any Baergic material (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) from any of Baergic’s offices; and (iii) not to disclose or publish any Confidential Information, except as required in the performance of the Services or authorized by Baergic.

(b)         Consultant agrees to return immediately all Confidential Information in any for and all Baergic property (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) in his possession to Baergic upon request and in any event immediately upon termination of this Agreement.

(c)         Confidential Information shall not include any information that:

(i)         can be established, by Consultant, as already being in Consultant’s possession or control prior to the date of disclosure by Baergic;

(ii)         was or becomes generally available to the public other than as a result of a disclosure by Consultant by reason of any default with respect to a confidentiality obligation under this Agreement or otherwise between the parties;

(iii)         becomes available to Consultant from a source other than Baergic, its agents, consultants or representatives, provided that such source is not prohibited from disclosing such information by any confidentiality agreement or other contractual, legal or fiduciary obligation of non-disclosure; or

(iv)         is independently developed by Consultant without the use of Confidential Information.

(d)         The restrictions in Section 5(b) above will not apply to any information to the extent that Consultant is required to disclose such information by law, provided that Consultant (i) notifies Baergic in writing of the existence and terms of such obligation, (ii) gives Baergic a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(e)         The Consultant agrees that any and all results (including data), reports and products (interim and/or final) performed or created by Consultant, whether tangible or intangible, including, without limitation, each and every invention, discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, made in the process of performing the Services, shall be the sole property of Baergic to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). Baergic shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Consultant hereby assigns to Baergic all right, title and interest he may have or acquire in all such Inventions. The Consultant further agrees to assist Baergic in every reasonable and proper way (but at Baergic’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Consultant will execute all documents necessary:

(i)    to apply for, obtain and vest in the name of Baergic alone (unless Baergic otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)    to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

To the extent Consultant’s assistance with respect to Section 5(e) after expiration or termination of this Agreement cumulatively requires more than 10 hours of time, Baergic will compensate Consultant therefor at Consultant’s then-hourly rate for services.

(f)         Consultant agrees that any breach of this Section 5 by Consultant would cause irreparable damage to Baergic, and that monetary damages alone would not be adequate to repair such harm. In the event of such breach or threatened breach, Baergic shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of Consultant’s obligations under this Section. In the event that an actual proceeding is brought in equity to enforce this Section, Consultant shall not urge as a defense that there is an adequate remedy at law nor shall Baergic be prevented from seeking any other remedies which may be available to it.

(g)         The provisions of this Section 5 shall survive any termination of this Agreement.

(h)         Consultant is hereby notified that pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Section 6. Insider Trading. Consultant recognizes that in the course of his duties hereunder, Consultant may receive from Baergic or others information that may be considered "material, nonpublic information" concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees NOT to:

(a)         buy or sell any security, option, bond or warrant of Baergic or any of its affiliated companies while in possession of relevant material, nonpublic information received from Baergic or others in connection herewith;

(b)         provide Baergic with information with respect to any public company that may be considered material, nonpublic information; or

(c)         provide any person with material, nonpublic information, received from Baergic, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to Baergic or any of its affiliated companies which is the subject of such information, or (ii) otherwise directly or indirectly benefit from such information.

Section 7. Representations and Warranties of Consultant.

(a)         Neither the execution or delivery of this Agreement nor the performance by Consultant of his duties and other obligations hereunder violate or will violate any statute or law in the jurisdiction in which the Services are rendered, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument or legal obligation to which Consultant is a party or by which he is bound.

(b)         Consultant has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Consultant enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Consultant to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(c)         Neither Consultant nor (if applicable) any Consultant personnel performing services under this Agreement: (i) have been debarred, and to the best of the Consultant’s knowledge, are not under consideration to be debarred, by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992; or (ii) have been excluded, debarred, suspended or are otherwise ineligible to participate in federal healthcare programs or in federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or convicted of a criminal offense related to the provision of healthcare items or services, but has not yet been debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal healthcare programs. Consultant will inform Baergic immediately upon the debarment of Consultant or of any other person who is authorized to or who actually provides services hereunder.

Section 8. Consultant not an Employee. Baergic and Consultant hereby acknowledge and agree that Consultant shall perform the services hereunder as an independent contractor and not as an employee or agent of Baergic or any Baergic affiliate. Consultant is not to represent that he is an employee of Baergic or any Baergic affiliate under any circumstance. In addition, nothing in this Agreement shall be construed as establishing any joint venture, partnership or other business relationship between the parties hereto or representing any commitment by either party to enter into any other agreement by implication or otherwise except as specifically stated herein. Consultant shall have no authority, express or implied, to bind Baergic or any Baergic affiliate to any agreement, contract, or other commitment. Consultant will not be an employee of Baergic for any purpose, including for purposes of the Fair Labor Standards Act’s minimum wage and overtime provisions, nor any other provision of federal, state, or local law applicable to employees. Further, Consultant understands and agrees that he will not be entitled to any employment benefits that may be made available by Baergic to its employees, including but not limited to vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, and unemployment insurance benefits. Consultant will be solely responsible for all taxes, withholding and other similar statutory obligations. Consultant further understands and agrees that this Agreement is entered into by Baergic on a non-exclusive basis and that Baergic and its affiliates remain free to deal with others and retain other consultants, agents, employees, brokers, finders, etc. in the same or similar capacity as Consultant has been retained at any time at their own option.

Section 9. Termination.

(a)          This Agreement may be terminated by Consultant or Baergic upon three (3) days written notice. Immediately upon receipt of such notice from Baergic, Consultant shall institute such termination procedures as may be specified in the notice and shall use his best efforts to minimize the cost to Baergic resulting from such termination. In the event of such termination, Baergic shall pay to Consultant reasonable charges for the work performed and expenses incurred up to the notice of termination.

(b)         Upon termination, Consultant will provide Baergic with a report detailing the work product and results of the work performed under the Agreement.

(c)         Termination of this Agreement shall not relieve either party of any obligation to the other in respect of any other provisions of this Agreement which by their nature are intended to survive termination.

(d)         Any Confidential Disclosure Agreements (“CDAs”) signed between Baergic and Consultant shall remain in effect beyond the termination of this Agreement.

Section 10. Miscellaneous.

(a)         Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(b)         Entire Agreement; Modification. This Agreement is the entire agreement of the parties relating to the subject matter hereof and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

(c)          Binding Effect. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, Baergic, its successors and assigns, and upon Consultant and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Consultant’s obligations hereunder may not be transferred or assigned by Consultant without the prior written consent of Baergic, and any such purported transfer or assignment shall be null and void ab initio.

(d)          Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their permitted successors and assigns, and is not intended to confer upon any other person or entity, any rights or remedies hereunder.

(e)          Non-Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f)         Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to such State’s principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction of the state and federal courts sitting within the City, County and State of New York for any disputes arising out of this Agreement.

(g)          Limitation of Liability. ABSENT VIOLATION OF LAW, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR TO ANY OTHER PARTY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN ADDITION, EXCEPT IN THE EVENT OF CONSULTANT’S VIOLATION OF LAW, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL CONSULTANT’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE GREATER OF THE AMOUNTS PAID UNDER THIS AGREEMENT TO CONSULTANT DURING THE IMMEDIATELY PRECEDING 12 MONTHS OF ANY CLAIM OR THE LIMITS OF CONSULTANT’S INSURANCE.

(h)          Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

(i)           Gender and Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, “or” is not exclusive.

(j)	Notices. Any notice given pursuant to this Agreement will be written and sent to:

Baergic:                                    Consultant :

Baergic Bio, Inc.                           Jay Kranzler, M.D., Ph.D.

Attn: Legal                                    ***

2 Gansevoort, 9th Floor                 ***

New York, NY 10014                    ***

sberry@fortressbiotech.com

Baergic Invoices to be sent to:

Baergic Bio, Inc.

Attn: Accounts Payable

95 Sawyer Road, Suite 110

Waltham, MA 02453

Email: ap@fortressbiotech.com

(k)          Professional Fees. In the event of the bringing of any action, suit, or arbitration by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, or provisions arising out of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of that action, suit, or arbitration, at trial, in arbitration, or on appeal, and in collection therewith, including but not limited to, reasonable attorneys' fees, accounting, and other professional fees resulting therefrom.

(l)           Survival. All provisions of this Agreement relating to payment of compensation, compliance with laws, confidentiality, non-disclosure, non-solicitation and professional fees shall survive the termination and expiration of this Agreement.

(m)         Further Assurances. The parties shall, from time to time, promptly execute and deliver such further instruments, documents and papers and perform such further acts as may be necessary or proper to carry out and effect the terms of this Agreement.

(n)         Counterparts; Facsimile/Electronic Signatures. This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall have the same legal effect as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper person thereunto duly authorized as of the date first above written.

BAERGIC BIO, INC.

By:

Name:

Title:

JAY KRANZLER, M.D., PH.D.